Exhibit 99.1

C4 Therapeutics Reports Business Highlights and Third Quarter

2020 Financial Results

– Strengthened leadership team with appointments of Andrew Hirsch as Chief Executive Officer, William

McKee as Chief Financial Officer and Jolie M. Siegel as Chief Legal Officer –

– Completed upsized IPO in October 2020, raising $209.8 million in gross proceeds; cash runway extended into the second half of 2023 –

– Investigational New Drug (IND) submission for lead candidate, CFT7455, for hematologic malignancies anticipated by YE 2020; Phase 1/2 study expected to initiate in 1H 2021 –

WATERTOWN, Mass., Nov. 12, 2020 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a biopharmaceutical company pioneering a new class of small-molecule drugs that selectively destroys disease-causing proteins through degradation, today reported financial results for the third quarter ended September 30, 2020, highlighted recent progress and provided a business update.

“C4T’s recent IPO was a tremendous milestone for our team and an important accomplishment as the company advances our programs to the clinic. With a strong balance sheet and expanded senior team, we are well-positioned to execute against our pipeline and continue investing in our differentiated TORPEDOTM discovery platform,” said Andrew Hirsch, chief executive officer at C4 Therapeutics. “Looking ahead, we expect to have four clinical-stage programs by the end of 2022, including our lead candidate, CFT7455, for hematological malignancies, which is on track for an IND submission by the end of this year. We believe targeted protein degraders represent a novel class of medicines with distinctive benefits over traditional inhibitor drugs and look forward to exploring their potential in patients.”

THIRD QUARTER 2020 AND RECENT HIGHLIGHTS

•

Amended the Amended and Restated Roche Collaboration Agreement: In November 2020, C4T entered into the First Amendment to its 2018 Amended and Restated License Agreement with F. Hoffman-La Roche Ltd and Hoffman-La Roche Inc., which clarifies the rights and responsibilities of both parties in the event of a program termination. In addition, through this amendment, C4T and Roche mutually agreed to terminate the Amended and Restated Agreement with respect to the target epidermal growth factor receptor (EGFR). With this termination, C4T regains the right to pursue the target EGFR in products that use degradation as their mode of action.

•

Presented at Scientific Conferences on Protein Structure and Degradation: In October 2020, C4T participated in the 3rd Annual Targeted Protein Degradation Summit. Rhamy Zeid, Ph.D., Director of Target Biology at C4T, delivered a presentation highlighting CFT8634, a novel degrader of the protein BRD9. This case study showcased C4T’s TORPEDO platform’s capabilities to enable the development of novel, selective, orally bioavailable degraders. C4T’s Chief Scientific Officer, Stewart Fisher, Ph.D., also led a roundtable discussion on the pace of innovation in drug discovery and development. In November 2020, C4T participated in the 28th Annual Protein Structure Determination in Industry (PSDI) Conference. Joe Patel, Ph.D., C4T’s Senior Director of Biochemistry, Biophysics and Crystallography, delivered a presentation demonstrating how C4T’s TORPEDO platform leverages HDX data and computational methods to design novel degrader candidates with predictable ternary complexes.

•

Completed Upsized Initial Public Offering: In October 2020, C4T completed an upsized initial public offering of 11.0 million shares of common stock, including the full exercise of the underwriters’ over-allotment option, at a price of $19.00 per share. Net proceeds from the offering were $191.1 million.

•

Strengthened Leadership Team: In September 2020, C4T announced the appointment of Andrew Hirsch as Chief Executive Officer. Additionally, in July 2020, the Company announced the appointments of William McKee as Chief Financial Officer and Jolie M. Siegel as Chief Legal Officer.

KEY UPCOMING MILESTONES

•

Investigational New Drug (IND) submission planned for Q4 2020 for CFT7455, an orally bioavailable MonoDAC™ (Monofunctional Degradation Activating Compound) targeting IKZF1/3 for the treatment of hematologic malignancies such as multiple myeloma and non-Hodgkin lymphomas (NHLs), including peripheral T cell lymphoma (PTCL) and mantle cell lymphoma (MCL). C4T anticipates initiating a Phase 1/2 clinical trial for this program in 1H 2021.

•

IND submission expected in 2H 2021 for CFT8634, an orally bioavailable BiDAC™ (Bifunctional Degradation Activating Compound) targeting BRD9 for the treatment of synovial sarcoma and SMARCB1-deleted solid tumors. C4T anticipates initiating a Phase 1/2 clinical trial for this program by 2H 2021.

UPCOMING INVESTOR EVENTS

•	November 19, 2020 – C4T will present at the Jefferies Virtual London Healthcare Conference

•	December 3, 2020 – C4T will hold a Fireside Chat/Panel discussion at the 3rd Annual Evercore ISI HealthCONx Conference

THIRD QUARTER 2020 FINANCIAL RESULTS

Revenues: Total revenues for the third quarter of 2020 were $8.4 million, compared to $5.4 million for the third quarter of 2019. Total revenues reflect revenues recognized under our collaboration agreements with Roche, Biogen and Calico and increased by $3 million compared to the same period of 2019 primarily due to increased reimbursements from Biogen reflecting increase activities on collaboration projects and related activities.

Research and Development (R&D) Expenses: R&D expenses for the third quarter of 2020 were $23.9 million, compared to $12.9 million for the third quarter of 2019. The increase in R&D expense was primarily attributable to increased third-party chemistry and biology costs, higher preclinical costs related to our lead programs and increased workforce expenses to support our growing clinical development activities.

General and Administrative (G&A) Expenses: G&A expenses for the third quarter of 2020 were $2.9 million, compared to $2.4 million for the third quarter of 2019. The increase in G&A expense was primarily attributable to higher legal and professional costs supporting the company’s growth.

Net Loss: Net loss for the third quarter of 2020 was $21.8 million, compared to $10.1 million for the third quarter of 2019.

Cash Position and Financial Guidance: Cash, cash equivalents and short-term investments as of September 30, 2020, were $199.4 million, compared to $90.5 million as of December 31, 2019. The September 30th balance does not include $191.1 million in net proceeds from our initial public offering, which was completed on October 6, 2020. We expect our cash, cash equivalents and short-term investments, including the net proceeds from our initial public offering and payments to be received under our existing collaboration agreements, will be sufficient to fund planned operating expenses and capital expenditures into the second half of 2023.

About C4 Therapeutics

C4 Therapeutics (C4T) is a biopharmaceutical company focused on harnessing the body’s natural regulation of protein levels to develop novel therapeutic candidates to target and destroy disease-causing proteins for the treatment of cancer, neurodegenerative conditions and other diseases. This targeted protein degradation approach offers advantages over traditional therapies, including the potential to treat a wider range of diseases, reduce drug resistance, achieve higher potency, and decrease side effects through greater selectivity. To learn more about C4 Therapeutics, visit www.C4Therapeutics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO™ platform in the development of novel, selective, orally bioavailable degraders; the potential timing and advancement of our preclinical studies and clinical trials; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; our current resources and cash runway; and regulatory developments in the United States and foreign countries. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing and conduct of studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will not be successfully developed and commercialized; and the risk that the results of preclinical studies and clinical trials will be predictive of future results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause C4T’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics registration statement on Form S-1, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4T undertakes no duty to update this information unless required by law.

Consolidated Balance Sheet Data

(in thousands)

(Unaudited)

	SEPTEMBER 30,	DECEMBER 31,
	2020	2019
Cash, cash equivalents and short-term investments	$199,413	$90,549
Accounts receivable	4,141	4,623
Total Assets	229,127	118,260
Deferred revenue	84,997	93,423
Debt	9,877	—
Stockholders’ Deficit	(155,924)	(111,963)

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2020	2019	2020	2019
Revenue from collaboration agreements	$8,447	$5,364	$24,933	$13,172

Operating expenses:
Research and development	23,935	12,948	58,007	32,042
General and adminstrative	2,861	2,417	8,472	6,083

Total operating expenses	26,796	15,365	66,479	38,125

Loss from operations	(18,349)	(10,001)	(41,546)	(24,953)

Net loss	(21,835)	(10,094)	(44,540)	(24,076)

Accrual of preferred stock dividends	(5,212)	(2,201)	(10,363)	(6,531)

Net loss attributable to common stockholders	(27,047)	(12,295)	(54,903)	(30,607)

Net loss per share - basic and diluted	$(17.55)	$(8.93)	$(36.76)	$(22.59)

Weighted-average number of shares used in computing net loss per share - basic and diluted	1,540,902	1,376,365	1,493,521	1,354,734

Investor & Media Contact:

Kendra Adams

SVP, Communications & Investor Relations

Kendra.Adams@c4therapeutics.com